UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2011

Vical Incorporated
(Exact name of registrant as specified in its charter)

Delaware	000-21088	93-0948554
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10390 Pacific Center Court San Diego, California	92121-4340
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (858) 646-1100

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 14, 2011, Vical Incorporated ("Vical") issued a press release announcing that it entered into license agreements with Astellas Pharma Inc. ("Astellas") granting Astellas an exclusive, worldwide, royalty-bearing license under certain of Vical's know-how and intellectual property for the United States and for all territories in the rest of world outside the United States to develop and commercialize products containing plasmids encoding for certain forms of glycoprotein B and/or phosphoprotein 65, including TransVax(TM) ("Products") for the control and prevention of cytomegalovirus infection in immunocompromised patients, including transplant recipients, and transplant donors (the "Field"). Under the license agreements, Vical granted a non-exclusive, royalty-bearing sublicense under a U.S. patent licensed to Vical by City of Hope to develop and commercialize Products in the Field in the United States and an exclusive, royalty-bearing, worldwide sublicense under patents and technology licensed to Vical by CytRx Corporation ("CytRx") to develop and commercialize Products in the Field. The agreements will become effective subject to satisfaction of customary regulatory approvals, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. A copy of Vical's press release is attached as Exhibit 99.1 hereto.

Under the agreements, Astellas is responsible for the worldwide development and commercialization of Products in the Field, at its expense, and has agreed to use commercially reasonable efforts to develop, obtain regulatory approval for and commercialize at least one Product for use in certain immunocompromised patients in the Field in the United States and certain other major markets. Astellas granted to Vical an exclusive option to co-promote Products in the Field in the U.S. In addition, each party agreed to refrain from directly or indirectly developing or commercializing certain similar or competing products during the term of the license agreements, subject to certain limitations. Under the terms of a services and supply agreement entered into by Vical and Astellas on the same date, Vical agreed to perform certain development and regulatory activities relating to Products in the Field, at Astellas' expense, and to supply Products to Astellas for use in development and initial commercialization activities in the Field.

Under the terms of the license agreements, Astellas is obligated to pay Vical up to $130 million in total upfront and milestone payments through commercial launch, including upfront fees totaling $25 million and $10 million upon finalization of the trial design for a Phase 3 registration trial of TransVax(TM) in hematopoietic stem cell transplant recipients. In addition, Vical will be entitled to receive double-digit royalties on net sales of Products, which royalties are subject to reduction in certain, limited circumstances. Such royalties will be payable by Astellas on a Product-by-Product and country-by-country basis until the latest of (i) expiration of the last patent claiming such Product in such country, (ii) expiration of data or regulatory exclusivity for such Product in such country and (iii) 10 years after first commercial sale of such Product in such country.

The license agreements will continue in effect on a Product-by-Product and country-by-country basis until expiration of Astellas' obligation to pay royalties with respect to each Product in each country, unless terminated early by either party as more fully described below. Following expiration, Astellas' license with respect to the particular Product in the particular country shall become fully paid up, perpetual and royalty-free. The supply and services agreement will continue in effect until the earliest of (i) the third anniversary of first commercial sale of the first Product in the Field, (ii) assumption by Astellas of responsibility for manufacturing Products in the Field and (iii) expiration or termination of the license agreements. Each of Vical and Astellas may terminate the license agreements or supply and services agreement prior to expiration upon the material breach of such agreement by the other party, or upon the bankruptcy or insolvency of the other party. In addition, Vical may terminate the license agreements prior to expiration in the event Astellas or any of its affiliates or sublicensees challenges or opposes any patent licensed to it under the license agreements, and Astellas may terminate the license agreements on a country-by-country basis if Astellas reasonably determines that further development and/or commercialization of Products in the Field will not be beneficial for Astellas.

In connection with entering into the license agreements with Astellas, Vical amended an existing license agreement with the City of Hope, dated February 3, 2003, under which Vical obtained an exclusive, royalty-bearing license to certain patents related to preventing and detecting cytomegalovirus, including the U.S. patent under which Vical has granted Astellas a non-exclusive sublicense. The U.S. patent licensed from City of Hope expires on October 17, 2017.

In consideration of the license grant under the City of Hope license agreement, Vical paid the City of Hope an upfront fee, and agreed to pay the City of Hope certain annual maintenance fees which will increase upon the first commercial sale of a licensed product. Vical is also obligated to pay a single-digit royalty on net sales by or on behalf of Vical of any products using the licensed patent rights. The maintenance fees for any given year are creditable against any royalties owed during the subsequent year.

Under the City of Hope license agreement, Vical agreed that, if it granted a sublicense to the patent rights licensed to Vical, Vical would pay a percentage of any royalties, fees, milestone payments or other consideration Vical receives under the sublicense. Because Vical granted such a sublicense to Astellas in the United States as part of the Astellas license agreements, Vical is obligated to pay City of Hope a percentage of the upfront fee received from Astellas for rights granted to Astellas in the United States and will be obligated to pay a percentage of any future milestone payments and royalty payments received from Astellas for rights granted to Astellas in the United States while Astellas holds a sublicense to the City of Hope patent.

The City of Hope license agreement will continue until the expiration of the last to expire of the licensed patents, unless the agreement is terminated earlier as described below. Following any termination of the City of Hope license agreement, Vical's rights to practice the licensed patent to develop and commercialize products will also terminate. Vical can terminate the City of Hope license agreement early at any time upon 90 days prior written notice, and either Vical or City of Hope can terminate the license agreement early in the event of an uncured material breach by the other party. In addition, the license agreement will automatically terminate if Vical undertakes a liquidation or dissolution or is subject to certain bankruptcy proceedings.

In connection with entering into the license agreements with Astellas, Vical also amended an existing license agreement with CytRx, dated December 7, 2001, under which Vical obtained an exclusive, royalty-bearing license to certain patents and technology, under which Vical has granted Astellas an exclusive, worldwide sublicense. Vical is obligated to pay CytRx certain milestone payments and royalty payments in connection with development and commercialization of Products in the Field under the license agreements.

The foregoing summaries of the license agreements and the supply and services agreement with Astellas and the license agreements with City of Hope and CytRx do not purport to be complete and are qualified in their entirety by reference to such agreements which, in the case of the license agreement with CytRx, is attached as exhibit 99 to CytRx's Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2001 and, in the case of each of the other agreements, will be attached as an exhibit to a subsequent filing with the Securities and Exchange Commission.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1    Press release issued by Vical Incorporated on July 14, 2011.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vical Incorporated
Date: July 14, 2011	By:	/s/ JILL M. BROADFOOT Jill M. Broadfoot Senior Vice President, Chief Financial Officer and Secretary